UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K
Current Report
Pursuant to Section 13 or 15 (d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): June 3, 2015

ALTISOURCE ASSET MANAGEMENT CORPORATION
(Exact name of registrant as specified in its charter)

United States Virgin Islands	001-36063	66-0783125
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

36C Strand Street
Christiansted, United States Virgin Islands 00820
(Address of principal executive offices including zip code)

(340) 692-1055
(Registrant’s telephone number, including area code)

Not Applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.07 Submission of Matters to a Vote of Security Holders.

The annual meeting (the “Annual Meeting”) of the stockholders of Altisource Asset Management Corporation (the “Company”) was held on June 3, 2015. An aggregate of 2,206,651 shares of common stock were outstanding on the record date for the Annual Meeting (April 13, 2015) and entitled to vote at the Annual Meeting. The final results for each matter submitted to a vote of stockholders at the Annual Meeting were as follows:
(i)The directors listed below were elected by the following vote to serve until the Company’s 2016 Annual Meeting of Stockholders and until their successors are duly elected and qualified:

Name	For	Against	Abstentions	Broker Non-Votes
Ashish Pandey	1,936,670	18,479	52	167,762
Paul T. Bossidy	1,954,848	301	52	167,762
Ricardo C. Byrd	1,954,848	301	52	167,762
George G. Ellison	1,954,848	301	52	167,762
Dale Kurland	1,954,898	251	52	167,762
Nathaniel Redleaf	1,954,843	306	52	167,762

(ii)The proposed amendment to the Company’s Articles of Incorporation to increase the Company’s authorized capital stock to 300,000,000 shares, consisting of 200,000,000 shares of common stock and 100,000,000 shares of preferred stock, was approved by the following vote:

For	Against	Abstentions	Broker Non-Votes
1,419,148	536,016	37	167,762

(iii) The appointment of Deloitte & Touche LLP as the Company’s independent registered public accounting firm for the year ending December 31, 2015 was ratified by the following vote:

For	Against	Abstentions	Broker Non-Votes
2,104,177	382	18,404	—

Item 8.01 Other Events

On June 3, 2015, upon the election of the Directors at the Annual Meeting, the following Board of Directors committee assignments became effective: Paul T. Bossidy, Dale Kurland and Nathaniel Redleaf were appointed to the Audit Committee; Dale Kurland, Ricardo C. Byrd and Nathaniel Redleaf were appointed to the Compensation Committee and Nathaniel Redleaf, Paul T. Bossidy and Ricardo C. Byrd were appointed to the Nomination/Governance Committee, each for a one-year term and/or until their successors are appointed. Mr. Bossidy will continue to serve as the Chair of the Audit Committee, Ms. Kurland will continue to serve as the Chair of the Compensation Committee and Mr. Redleaf will serve as the Chair of the Nomination/Governance Committee.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

Altisource Asset Management Corporation
Date: June 5, 2015	By:	/s/ Stephen H. Gray
Stephen H. Gray General Counsel and Secretary